Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., March 28, 2019 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.16 per share to shareholders of record April 8, 2019, payable April 30, 2019. This represents the 118th quarterly cash dividend paid to shareholders since 1987.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "This represents our 118th quarterly cash dividend since our inception over 32 years ago. This quarter's dividend represents a 7% increase from the previous quarter and is a reflection of our ongoing commitment to reward our shareholders. We remain committed to our business model of soundness, profitability, and growth."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the fourth quarter of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500